EXHIBIT 10.3

RESIGNATION

To the Board of Directors of
Greenetech Mining International, Inc.,
a Delaware corporation

The undersigned, being an officer and director of the above-named corporation, does hereby resign from President, Secretary, Treasurer, and remains a Director of the Corporation.

Said resignation is contingent and expressly conditioned upon (a) the sale of 26,500,000 shares of the Company’s common shares to the Novus Aurum Trust and (b) the appointment of Matthew J. Neher as President, Chief Executive Officer, Secretary, Treasurer and Director of the corporation. Said resignation shall be effective on the date of the Closing of the transaction contemplated by the Subscription Agreements between the Company and Novus Aurum Trust.

Dated as of June 27, 2012

       /s/Timothy Nehe
       Timothy Neher